Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO • MONTREAL

email gerry.goldberg@slf.ca
Direct Dial 416-780-2203

SLF

PRIVATE AND CONFIDENTIAL

May 22, 2008

B&D Food Corporation
575 Madison Avenue
New York, NY
10022-2511

Attention: Mr. Daniel Ollech, President and Chairman of the Board of Directors

Dear Sirs:

We have read the 8K regarding notification of our resignation as your independent accountants and agree with the statements made therein.

Yours very truly,

SCHWARTZ LEVITSKY FELDMAN LLP

Schwartz Levitsky Feldman LLP

Per: Gerry Goldberg, C.A.

GG/ch

1167 Caledonia Road
Toronto, Ontario M6A 2X1

Tel : 416-785-5353
Fax: 416-785-5663
Web Site: www.slf.ca